Exhibit 14.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cityfunds I, LLC

1315 Manufacturing Street,

Dallas, TX 75207

We consent to the use, in Cityfunds I, LLC’s Form 1-K, of our independent auditor’s report dated May 2, 2023, with respect to our audit of the financial statements of Cityfunds I, LLC as of and for the year ended December 31, 2022, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us in the “Experts” section as needed.

Cypress, Texas

May 2, 2023